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                            June 7, 2021

       Steven Ewart
       Chief Financial Officer
       Barclays Bank PLC
       1 Churchill Place
       London E14 5HP, United Kingdom

                                                        Re: Barclays Bank PLC
                                                            Registration
Statement on Form F-4
                                                            Filed May 24, 2021
                                                            File No. 333-256441

       Dear Mr. Ewart:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance